NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
85 Oxford Drive
Moonachie, NJ 07074

CONTACT:	Investor Relations:
Robert Maffei
Investor Relations Manager
(973) 428-2098

Wednesday, June 1, 2011

ANNOUNCEMENT REGARDING THE GRANDE HOLDINGS LIMITED

MOONACHIE, N.J. – June 1, 2011 – Emerson Radio Corp. (NYSE AMEX: MSN)

On June 1, 2011, The Grande Holdings Limited (“Grande”) issued a press release announcing that, upon application of a major creditor, on May 31, 2011 the High Court of Hong Kong appointed Fok Hei Yu and Roderick John Sutton, both of FTI Consulting (Hong Kong) Limited (“FTI”), as Provisional Liquidators over Grande.  An indirect subsidiary of Grande owns approximately 56% of the outstanding shares of Emerson Radio Corp. (the “Company” or “Emerson”) and three of the Company’s seven directors, including Emerson’s Chairman, Chief Executive Officer and Deputy Chief Executive Officer also are directors and officers of Grande.

On June 1, 2011, the Provisional Liquidators informed Emerson that they do not have any intention of interrupting the business of Emerson, which will continue to be operated as usual without interruption.  The Provisional Liquidators further informed Emerson that at this stage they do not have any intent to dispose of the shares of Emerson stock held by Grande.

About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Moonachie, N.J. The Company designs, sources, imports and markets a variety of houseware and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.

Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.